AMENDED PLAN AND AGREEMENT OF DISTRIBUTION PURSUANT TO RULE 12b-1


      PLAN AND AGREEMENT made as of 30th day of September, 1997, by and between INVESCO MULTIPLE ASSET FUNDS, INC., a Maryland corporation (hereinafter called the "Company"), and INVESCO DISTRIBUTORS, INC., a Delaware corporation ("INVESCO").

      WHEREAS, the Company engages in business as an open-end management investment company, and is registered as such under the Investment Company Act of 1940, as amended (the "Act"); and

      WHEREAS, the Company desires to finance the distribution of its shares in accordance with this Plan and Agreement of Distribution pursuant to Rule 12b-1 under the Act (the "Plan and Agreement"); and

      WHEREAS, INVESCO desires to be retained to perform services in accordance with such Plan and Agreement and on said terms and conditions; and

      WHEREAS, this Plan and Agreement has been approved by a vote of the board of directors of the Company, including a majority of the directors who are not interested persons of the Company, as defined in the Act, and who have no direct or indirect financial interest in the operation of this Plan and Agreement (the "Disinterested Directors") cast in person at a meeting called for the purpose of voting on this Plan and Agreement;

      NOW, THEREFORE, the Company hereby adopts the Plan set forth herein and the Company and INVESCO hereby enter into this Agreement pursuant to the Plan in accordance with the requirements of Rule 12b-1 under the Act, and provide and agree as follows:

      1. The Plan is defined as those provisions of this document by which the Company adopts a Plan pursuant to Rule 12b- 1 under the Act and authorizes payments as described herein. The Agreement is defined as those provisions of this document by which the Company retains INVESCO to provide distribution services beyond those required by the General Distribution Agreement between the parties, as are described herein. The Company may retain the Plan notwithstanding termination of the Agreement. Termination of the Plan will automatically terminate the Agreement. The Company is hereby authorized to utilize the assets of the Company to finance certain activities in connection with distribution of the Company's shares.

      2.    Subject  to the  supervision  of  the  board  of  directors,
            the   Company    hereby    retains    INVESCO   to   promote   the





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            distribution  of shares of the  Company by  providing  services  and engaging in  activities  beyond those  specifically  required by the
            Distribution Agreement between the Company and INVESCO and to provide related services. The activities and services to be provided by INVESCO hereunder shall include one or more of the following: (a)
            the  payment  of  compensation   (including  trail  commissions  and
            incentive    compensation)   to   securities   dealers,    financial
            institutions   and   other   organizations,    which   may   include
            INVESCO-affiliated   companies,   that   render   distribution   and
            administrative services in connection with the distribution of the Company's shares; (b) the printing and distribution of reports and prospectuses for the use of potential investors in the Company; (c)
            the  preparing  and  distributing  of  sales  literature;   (d)  the
            providing  of   advertising   and  engaging  in  other   promotional
            activities, including direct mail solicitation, and television, radio, newspaper and other media advertisements; and (e) the providing of such other services and activities as may from time to time be agreed upon by the Company. Such reports and prospectuses, sales literature, advertising and promotional activities and other services and activities may be prepared and/or conducted either by INVESCO's own staff, the staff of INVESCO-affiliated companies, or third parties.

     3. INVESCO hereby undertakes to use its best efforts to promote sales of shares of the Company to investors by engaging in those activities specified in paragraph (2) above as may be necessary and as it from time to time believes will best further sales of such shares.

     4. The Company is hereby authorized to expend, out of its assets, on a monthly basis, and shall pay INVESCO to such extent, to enable INVESCO at its discretion to engage over a rolling twelve-month period (or the rolling twenty-four month period specified below) in the activities and provide the services specified in paragraph (2) above, an amount computed at an annual rate of .25 of 1% of the average daily net assets of the Company during the month. INVESCO shall not be entitled hereunder to payment for overhead expenses (overhead expenses defined as customary overhead not including the costs of INVESCO's personnel whose primary responsibilities involve marketing of the INVESCO Funds). Payments by the Company hereunder, for any month, may be used to compensate INVESCO for: (a) activities engaged in and services provided by INVESCO during the rolling twelve-month period in which that month falls, or (b) to the extent permitted by applicable law, for any month during the first





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            twenty-four months  following  the  Company's  commencement  of operations, activities engaged in and services provided by INVESCO during the rolling twenty-four month period in which that month falls, and any obligations incurred by INVESCO in excess of the limitation described above shall not be paid for out of Fund assets. The Company shall not be authorized to expend, for any month, a greater percentage of its assets to pay INVESCO for activities engaged in and services provided by INVESCO during the rolling twenty-four month period referred to above than it would otherwise be authorized to expend out of its assets to pay INVESCO for activities engaged in and services provided by INVESCO during the rolling twelve-month period referred to
            and the  Company  shall  not  be  authorized  to  above,   expend,
            for  any  month,  a  greater  percentage   of its assets  to pay
            INVESCO for activities engaged in and services provided by INVESCO pursuant to the Plan and Agreement than it would otherwise have been authorized to expend out of its assets to reimburse INVESCO for expenditures incurred by INVESCO pursuant to the Plan and Agreement as it existed prior to February 5, 1997. No payments will be made by the Company hereunder after the date of termination of the Plan and Agreement.

     5. To the extent that obligations incurred by INVESCO out of its own resources to finance any activity primarily intended to result in the sale of shares of the Company, pursuant to this Plan and Agreement or otherwise, may be deemed to constitute the indirect use of Company assets, such indirect use of Company assets is hereby authorized in addition to, and not in lieu of, any other payments authorized under this Plan and Agreement.

     6. The Treasurer of INVESCO shall provide to the board of directors of the Company, at least quarterly, a written report of all moneys spent by INVESCO on the activities and services specified in paragraph (2) above pursuant to the Plan and Agreement. Each such report shall itemize the activities engaged in and services provided by INVESCO to a Fund as authorized by the penultimate sentence of paragraph (4) above. Upon request, but no less frequently than annually, INVESCO shall provide to the board of directors of the Company such information as may reasonably be required for it to review the continuing appropriateness of the Plan and Agreement.

     7.     This  Plan  and  Agreement   shall  each  become   effective
            immediately    since   the   predecessor    Plan   and   Agreement
            had   already   been   approved   by  a  vote  of  a  majority  of





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            the outstanding  voting  securities of the Company as defined in the
            Act, and shall  continue in effect until  September  30, 1998 unless
            terminated as provided below. Thereafter,   the  Plan  and
            Agreement  shall  continue in  effect  from  year to year,
            provided  that  the  continuance  of each  is  approved   at
            least annually by a vote of the board of directors of the Company, including a majority of the Disinterested Directors, cast in person at a meeting called for the purpose of voting on such continuance. The Plan may be terminated at any time, without penalty, by the vote of a majority of the Disinterested Directors or by the vote of a majority of the outstanding voting securities of the Company. INVESCO, or the Company, by vote of a majority of the Disinterested Directors or of the holders of a majority of the outstanding voting securities of the Company, may terminate the Agreement under this Plan, without penalty, upon 30 days' written notice to the other party. In the event that neither INVESCO nor any affiliate of INVESCO serves the Company as investment adviser, the agreement with INVESCO pursuant to this Plan shall terminate at such time. The board of directors may determine to approve a continuance of the Plan, but not a continuance of the Agreement, hereunder.

     8. So long as the Plan remains in effect, the selection and nomination of persons to serve as directors of the Company who are not "interested persons" of the Company shall be committed to the discretion of the directors then in office who are not "interested persons" of the Company. However, nothing contained herein shall prevent the participation of other persons in the selection and nomination process, provided that a final decision on any such selection or nomination is within the discretion of, and approved by, a majority of the directors of the Company then in office who are not "interested persons" of the Company.

     9.     This Plan may not be amended to  increase  the amount to be spent by the Company hereunder without approval of a majority of the outstanding voting securities of the Company. All material amendments to the Plan and to the Agreement must be approved by the vote of the board of directors of the Company, including a majority of the Disinterested Directors, cast in person at a meeting called for the purpose of voting on such amendment.

     10.    To the  extent  that  this  Plan and  Agreement  constitutes
            a  Plan  of   Distribution   adopted   pursuant   to  Rule   12b-1
            under  the  Act  it  shall  remain  in  effect  as  such,   so  as





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            to authorize the use by the Company of its assets in the amounts and for the purposes set forth herein, notwithstanding the occurrence of an "assignment," as defined by the Act and the rules thereunder. To the extent it constitutes an agreement with INVESCO pursuant to a plan, it shall terminate automatically in the event of such "assignment." Upon a termination of the agreement with INVESCO, the Company may continue to make payments pursuant to the Plan only upon the approval of a new agreement under this Plan and Agreement, which
            may  or  may  not  be  with  INVESCO,   or  the  adoption  of  other
            arrangements regarding the use of the amounts authorized to be paid by the Funds hereunder, by the Company's board of directors in accordance with the procedures set forth in paragraph 7 above.

     11. The Company shall preserve copies of this Plan and Agreement and all reports made pursuant to paragraph 6 hereof, together with minutes of all board of directors meetings at which the adoption, amendment or continuance of the Plan were considered (describing the factors considered and the basis for decision), for a period of not less than six years from the date of this Plan and Agreement, or any such reports or minutes, as the case may be, the first two years in an easily accessible place.

     12. This Plan and Agreement shall be construed in accordance with the laws of the State of Colorado and applicable provisions of the Act. To the extent the applicable laws of the State of Colorado, or any provisions herein, conflict with the applicable provisions of the Act, the latter shall control.





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     IN WITNESS  WHEREOF,  the parties  hereto have executed and delivered  this
Plan and Agreement on the 30th day of September, 1997.

                                 INVESCO MULTIPLE ASSET FUNDS, INC.


                                 By: /s/ Dan J. Hesser
                                     ----------------------------------
                                     Dan J. Hesser, President
ATTEST: /s/ Glen A. Payne
        ---------------------
        Glen A. Payne, Secretary

                                 INVESCO DISTRIBUTORS, INC.


                                 By: /s/ Ronald L. Grooms
                                     ---------------------------------
                                         Ronald L. Grooms,
                                         Senior Vice President
ATTEST: /s/ Glen A. Payne
        ----------------------
        Glen A. Payne, Secretary